EXHIBIT 11

                           THE NATIONAL REGISTRY INC.
                          CALCULATION OF LOSS PER SHARE
                     (In thousands except per share amounts)



                                  FOR THE THREE MONTHS
                                     ENDED MARCH 31,
                                   1998          1997
                                 ---------     ---------

Weighted average shares
  outstanding of Common Stock       38,861        34,460
Net loss                         $    (261)    $  (1,664)
                                 ---------     ---------
Preferred Stock dividend                74            61

Net loss attributable to
  Common Shareholders                 (335)       (1,725)

Net loss per share (1)           $   (0.01)    $   (0.05)
                                 =========     =========




(1) Net loss per common share was compiled by dividing net loss by the weighted average number of common shares outstanding during the period. Common stock equivalents, relating to convertible Series A Preferred Stock, convertible Series C Preferred stock, stock options and warrants are not included in this calculation due to their anti-dilutive effect.


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